EXHIBIT 12.1


                 RATIO OF EARNINGS TO FIXED CHARGES (Unaudited)

                                                  Fiscal Year Ended December 31,
                                          2005       2004      2003       2002       2001
                                      ---------------------------------------------------
Earnings:
Income before income taxes            $ 15,464   $ 23,732  $ 33,316   $ 20,965   $ 13,778
Pretax charges (credits)                   (30)        --       (94)       (28)        --

Fixed Charges:
  Interest expense                       3,965      3,857     3,523      3,265      3,699
  Capitalized interest                      32         --        99         30         --
  Deferred financing fees                  703        678       578        487        312
  Interest portion of rental expense       502        354       319        275        300
                                      ---------------------------------------------------
                                      $ 20,636   $ 28,621  $ 37,741   $ 24,994   $ 18,089
                                      ===================================================

Fixed Charges:
  Interest expense                       3,965      3,857     3,523      3,265      3,699
  Capitalized interest                      32         --        99         30         --
  Deferred financing fees                  703        678       578        487        312
  Interest portion of rental expense       502        354       319        275        300
                                      ---------------------------------------------------
                                      $  5,202   $  4,889  $  4,519   $  4,057   $  4,311
                                      ===================================================

Ratio of Earnings to Fixed Charges         4.0        5.9       8.4        6.2        4.2
                                      ===================================================